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                                                                       EXHIBIT 2






                              AMENDED AND RESTATED
                               PLAN OF CONVERSION






                              THE TROY SAVINGS BANK



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                                TABLE OF CONTENTS

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1.  Introduction.................................................................................1

2.  Definitions..................................................................................2

3.  Procedure For Conversion.....................................................................5

4.  Holding Company Applications And Approvals...................................................7

5.  Sale Of Conversion Stock.....................................................................7

6.  Number Of Shares And Purchase Price Of Conversion Stock......................................7

7.  Purchase By The Holding Company Of The Stock Of The Savings Bank.............................9

8.  Subscription Rights Of Eligible Account Holders (First Priority).............................9

9.  Subscription Rights Of The Employee Plans (Second Priority).................................10

10. Subscription Rights Of Supplemental Eligible Account Holders (Third Priority)...............10

11. Community Offering (Fourth Priority)........................................................11

12. Syndicated Community Offering Or Public Offering............................................11

13. Limitation On Purchases.....................................................................12

14. Payment For Conversion Stock................................................................14

15. Manner Of Exercising Subscription Rights Through Order Forms................................15

16. Undelivered, Defective Or Late Order Form: Insufficient Payment.............................16

17. Restrictions On Resale Or Subsequent Disposition............................................16

18. Voting Rights Of Stockholders...............................................................17

19. Establishment Of Liquidation Account........................................................17

20. Transfer Of Deposit Accounts And Continuity Of The Savings Bank.............................18

21. Restrictions On Acquisition Of The Savings Bank And Holding Company.........................18

22. Payment Of Dividends And Repurchase Of Stock................................................19

23. Amendment Of Plan...........................................................................19

24. Organization Certificate And Bylaws.........................................................20

25. Consummation Of Conversion..................................................................20

26. Registration And Marketing..................................................................20

27. Residents Of Foreign Countries And Certain States...........................................20

28. Establishment And Funding Of The Troy Savings Bank Community Foundation.....................20

29. Expenses Of Conversion......................................................................21

30. Conditions To Conversion....................................................................21

31. Interpretation..............................................................................21
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                              AMENDED AND RESTATED
                               PLAN OF CONVERSION

                              THE TROY SAVINGS BANK


1. INTRODUCTION

          This Plan of Conversion ("Plan") provides for the conversion of The Troy Savings Bank, Troy, New York (the "Savings Bank"), from the mutual to stock form as a New York-chartered capital stock savings bank under the name "The Troy Savings Bank." In adopting this Plan, the Board of Trustees of the Savings Bank also has determined that upon the conversion of the Savings Bank to the stock form of organization, all of the stock of the Savings Bank should be owned by a financial institution holding company organized as a Delaware corporation (the "Holding Company").

          The Board of Trustees has carefully considered the corporate structures and charter alternatives available to the Savings Bank, including maintaining the Savings Bank's current form. Based on this evaluation, the Board has determined that the mutual to stock conversion, and concurrent holding company formation described in this Plan, is in the best interests of the Savings Bank, its depositors and the community served by the Savings Bank. If the concurrent holding company formation cannot be accomplished, the Board of Trustees still believes that the mutual to stock conversion described in this Plan is in the best interests of the Savings Bank, its depositors and the community served by the Savings Bank.

          The conversion of the Savings Bank into the capital stock form of organization will provide additional capital for the Savings Bank to invest in the improvement and expansion of its franchise, and to compete more effectively with other financial institutions and financial service providers. The conversion also will provide the Savings Bank greater flexibility to access the capital markets. The Holding Company also provides greater organizational and operating flexibility.

          In the conversion, the Holding Company will acquire all of the issued and outstanding shares of the Savings Bank's equity capital stock. The Holding Company will offer the Conversion Stock (such term, and other capitalized terms used herein and not otherwise defined, are as defined in Section 2 below) upon the terms and conditions set forth herein to the Eligible Account Holders, the Employee Plans established by the Savings Bank or Holding Company and the Supplemental Eligible Account Holders in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public directly through a Community Offering or a Syndicated Community Offering, through an underwritten firm commitment public offering or through a combination thereof. In the event that the Holding Company is not utilized, Conversion Stock of the Savings Bank will be sold in the manner described above pursuant to the priorities set forth in this Plan.

          In addition to the foregoing, the Savings Bank and the Holding Company intend to enter into employment or severance agreements with certain employees and to provide certain other benefits to the trustees, officers and employees of the Savings Bank as described in the Prospectus for the Conversion Stock.

          This Plan provides that, immediately following the Conversion, the Holding Company (or the Savings Bank, as the case may be) intends to establish and donate to The Troy Savings Bank Community Foundation a number of shares of its authorized but unissued common stock in an amount equal to 8% of the common stock issued in the Conversion (approximately 7.4% of the common stock outstanding after such issuance). It is the desire of the Board of Trustees that the Foundation be operated in a manner consistent with the purposes described herein, and so as to



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allow the Savings Bank's local community to share in the growth and profitability of the Holding Company and the Savings Bank over the long term.

          This Plan has been unanimously approved by the Board of Trustees of the Savings Bank present at a meeting duly called under the Savings Bank's Bylaws, and pursuant to the notice requirements (or waiver thereof) of Part 86 of the General Regulations of the New York Banking Board. The Plan must also be approved by the affirmative vote of at least a majority of the amount of votes eligible to be cast at the Special Meeting. The Board of Trustees shall appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and in opposition to the Plan. Prior to the submission of this Plan to the Voting Depositors for consideration, the Plan must be approved by the Superintendent and certain waivers must be granted by the Superintendent or the Banking Board. The Plan also must be not objected to by the FDIC.

2. DEFINITIONS

          For the purposes of this Plan, the following underlined terms have the following meanings:

          Account Holder: any Person holding a Deposit Account in the Savings Bank.

          Acting in Concert: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In addition to the foregoing, a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with any other Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan or with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

          Actual Purchase Price: the per share price at which the Conversion Stock is ultimately sold in accordance with the terms hereof.

          Associate: when used to indicate a relationship with any Person, (i) any corporation or organization (other than the Holding Company, the Savings Bank or a majority-owned subsidiary of the Savings Bank or the Foundation) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that: (a) for the purposes of Sections 8 and 11 hereof, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (b) for purposes of aggregating total shares that may be held by Officers and Directors, the term "Associate" does not include any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Trustee, Director or Officer of the Savings Bank or the Holding Company, if utilized, or any of its parents or subsidiaries.

          Banking Law: the Banking Law of the State of New York.



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          Banking Board: the Banking Board of the State of New York.

          Community Offering: the offering for sale to certain members of the general public directly by the Savings Bank or the Holding Company, as the case may be, of any shares not subscribed for in the Subscription Offering.

          Conversion: the (a) restatement of the Savings Bank's Organization Certificate to authorize the issuance of capital stock in accordance with the Banking Law and the Conversion Regulations, and to otherwise conform to the requirements of a New York stock savings bank, and (b) the issuance of the capital stock of the Savings Bank in accordance with this Plan.

          Conversion Regulations: Part 86 of the General Regulations of the New York Banking Board and the applicable conversion regulations of the FDIC.

          Conversion Stock: the common stock, par value $.0001 per share, offered and issued by the Holding Company, or the common stock, par value $.01 per share, offered and issued by the Savings Bank if the Holding Company form of organization is not utilized, upon Conversion.

          Deposit Account: all deposits of the Savings Bank as defined in
Section 9019 of the Banking Law of New York, and includes without limitation, savings, time, demand, negotiable orders of withdrawal ("NOW"), money market and passbook accounts maintained by the Savings Bank.

          Effective Date: the effective date of the Conversion, which shall be the date set forth in Section 25.

          Eligible Account Holder: any person holding a Qualifying Deposit at the Savings Bank on the Eligibility Record Date.

          Eligibility Record Date: the date for determining Eligible Account Holders in the Savings Bank, which date is June 30, 1997.

          Employees: The term Employees means all Persons who are employed by the Savings Bank.

          Employee Plans: the Tax-Qualified Employee Stock Benefit Plans, including the Employee Stock Ownership Plan ("ESOP"), approved or ratified by the Board of Trustees of the Savings Bank or the Board of Directors of the Holding Company, as the case may be.

          Estimated Price Range: the range of minimum and maximum aggregate values determined by the Board of Trustees of the Savings Bank within which the aggregate amount of common stock sold in the Conversion will fall. The Estimated Price Range will be within the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

          FDIC: the Federal Deposit Insurance Corporation.

          Foundation: The Troy Savings Bank Community Foundation, a charitable foundation that is intended to qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code, and is being established to provide for charitable activities.

          Holding Company: the Delaware-chartered corporation formed for the purpose of acquiring all of the shares of capital stock of the Savings Bank to be issued upon its conversion to stock form, unless the Holding Company structure is not utilized. Shares of common stock of the



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Holding Company will be issued in the Conversion to Participants and others in a
Subscription, Community, Syndicated Community, or Public Offering, or through a combination thereof.

          Independent Appraiser: an appraiser retained by the Savings Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

          Internal Revenue Code: the Internal Revenue Code of 1986, as amended.

          Savings Bank: The Troy Savings Bank, Troy, New York.

          Maximum Subscription Price: the amount per share of Conversion Stock to be paid initially by Participants in the Subscription Offering and persons in the Community Offering.

          Non-Tax-Qualified Employee Stock Benefit Plan: any defined benefit plan or defined contribution plan which is not a Tax-Qualified Employee Stock Benefit Plan.

          Officer: an executive officer of the Savings Bank, which includes the Chief Executive Officer, President, any Executive Vice President, Senior Vice President, or Vice President in charge of principal business functions, Secretary, Treasurer and Controller, and any Person participating in major policy making functions of the Savings Bank.

          Order Form: any form together with attached cover letter, sent by the Savings Bank to any Participant or Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription and Community Offerings.

          Participants: the Employee Plans, Eligible Account Holders and Supplemental Eligible Account Holders.

          Person: an individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

          Plan: this Plan of Conversion of the Savings Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

          Prospectus: the offering circular or offering prospectus utilized to offer for sale the Conversion Stock in accordance with the Plan of Conversion.

          Public Offering: the underwritten, firm commitment offering to the public through one or more underwriters.

          Qualifying Deposit: the aggregate of one or more Deposit Accounts in the Savings Bank with an aggregate balance of $100 or more at the close of business on the Eligibility Record Date. Deposit Accounts with aggregate total deposit balances of less than $100 shall not constitute a Qualifying Deposit.

          SEC: the Securities and Exchange Commission.

          Special Meeting: the special meeting of Voting Depositors, and any adjournments thereof, held to consider and vote upon this Plan.

          Subscription Offering: the offering of Conversion Stock for purchase through Order Forms to Participants.



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          Subscription Price Range: the per share price range established by the
Savings Bank prior to commencement of the Subscription and Community Offerings, and based on the valuation of the Independent Appraiser.

          Superintendent: the Superintendent of Banks of the State of New York, including his or her designees.

          Supplemental Eligibility Record Date: the supplemental record date for determining Supplemental Eligible Account Holders of the Savings Bank, which date shall be the last day of the calendar quarter preceding the Superintendent's approval of the application for conversion.

          Supplemental Eligible Account Holder: any person (other than an Eligible Account Holder) holding a Qualifying Deposit, except Officers, Trustees and their Associates, as of the Supplemental Eligibility Record Date.

          Syndicated Community Offering: the offering of Conversion Stock following the Subscription and Community Offerings through a syndicate of broker-dealers.

          Syndicated Community Offering Price: the per share price submitted with orders for shares of Conversion Stock in the Syndicated Community Offering.

          Tax-Qualified Employee Stock Benefit Plan: any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Internal Revenue Code Section 401. For purposes of Section 9 of this Plan, the Savings Bank's profit sharing and/or 401(k) plan shall be considered a Tax-Qualified Employee Stock Benefit Plan only to the extent of the unallocated funds, if any, over which investment authority is vested solely with the trustee(s) of those plans. The Savings Bank or Holding Company may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan provided such contributions do not cause the Savings Bank to fail to meet its regulatory capital requirement.

          Trustee: a member of the Board of Trustees of the Savings Bank.

          Voting Depositors: those persons holding one or more Deposit Accounts in the Savings Bank with an aggregate balance of $100 or more as of the Voting Record Date.

          Voting Record Date: the date fixed by the Trustees for determining eligibility to vote at the Special Meeting, which date shall be (i) not more than 60 nor less than 20 days prior to the date of such meeting, or (ii) with approval of the Superintendent or the Banking Board and the FDIC, the Supplemental Eligibility Record Date.

3. PROCEDURE FOR CONVERSION

          The Plan has been duly approved by the Board of Trustees of the Savings Bank. The Plan shall be submitted together with all other requisite material to the Superintendent for approval or waiver by the Superintendent or the Banking Board, if necessary, and shall be submitted to the FDIC with all other requisite material for non-objection. Promptly after adoption of the Plan by the Board of Trustees, the Savings Bank will cause notice of the adoption of the Plan by the Board of Trustees of the Savings Bank to be conspicuously posted at its principal office and at each of its branch offices and will also cause notice of the adoption of the Plan to be published in a newspaper having general circulation in each community in which an office of the Savings Bank is located and will issue a press release containing the material terms of Conversion. Following approval by the Superintendent and non-objection by the FDIC and receipt of all necessary waivers by the



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Superintendent or the Banking Board, if necessary, the Plan will be submitted to a vote of the Voting Depositors at the Special Meeting called for that purpose. Voting Depositors will also be given the opportunity to request a copy of the Plan and the proposed Restated Organization Certificate and proposed Bylaws. The Special Meeting shall be held upon written notice given no less than 20 days nor more than 45 days from the last date on which such Notice is mailed to Voting Depositors. The notice of the Special Meeting, proxy card and proxy statement or short-form proxy statement shall be sent to each Voting Depositor and shall be accompanied by a Prospectus and Order Form. Separate and readily distinguishable postage-paid envelopes shall be provided for the return of proxy cards and Order Forms. At the Special Meeting, each Voting Depositor shall be entitled to cast one vote in person or by proxy for every $100 such Voting Depositor had on deposit with the Savings Bank as of the Voting Record Date; provided, however, that no Voting Depositor shall be eligible to cast more than one thousand votes.

          The Superintendent shall be notified of the results of the Special Meeting within five days after the conclusion of the Special Meeting by a certificate signed by the Chief Executive Officer and Secretary of the Savings Bank. The Plan must be approved by the affirmative vote of at least a majority of the amount of votes entitled to be cast at such Special Meeting. In such event, the Savings Bank will take all other necessary steps to effect the Conversion subject to the terms and conditions of this Plan. If the Plan is not so approved at the Special Meeting and any adjournments thereof, the Plan shall terminate, the Savings Bank will remain in mutual form and all funds submitted in the Subscription Offering and Community Offering and Syndicated Community Offering will be returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled. The Conversion must be completed within 24 months of the approval of the Plan by the Superintendent, unless a longer time period is permitted by governing laws and regulations.

          The Board of Trustees of the Savings Bank intends to take all necessary steps to form the Holding Company, including the filing of an application with the Superintendent and the appropriate regulatory authority which will govern the activities of the Holding Company. In the event that the Holding Company is utilized, upon conversion the Savings Bank will issue its capital stock to the Holding Company and the Holding Company will issue and sell the Conversion Stock in accordance with this Plan.

          The Board of Trustees of the Savings Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion, in which case the Savings Bank will take all steps necessary to complete the conversion from the mutual to the stock form of organization, including filing any necessary documents with the Superintendent, FDIC and the appropriate regulatory authority which otherwise would have governed the activities of the Holding Company, and will issue and sell the Conversion Stock in accordance with this Plan. In such event, any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the Savings Bank and the Savings Bank shall take such steps as permitted or required by the Superintendent, FDIC or the SEC, as applicable. Unless the context means otherwise, any references to the Holding Company in this Plan shall mean the Savings Bank if the Holding Company structure is not used in the Conversion.

          The Conversion Stock will not be insured by the FDIC. The Savings Bank will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Conversion Stock.



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4. HOLDING COMPANY APPLICATIONS AND APPROVALS

          The Holding Company shall make timely applications for any requisite regulatory approvals, including an application with the Superintendent and the appropriate regulatory authority which will govern the activities of the Holding Company, and shall file with the SEC a registration statement for the Conversion Stock.

5. SALE OF CONVERSION STOCK

          The Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders in the respective priorities set forth in Sections 8 through 10 of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting and must be commenced in time to complete the Conversion within the time period specified in Section 3.

          Any shares of Conversion Stock not subscribed for in the Subscription Offering will be offered for sale in the Community Offering as provided in
Section 11 of this Plan. The Subscription Offering may be commenced prior to the Special Meeting and, in that event, the Community Offering may also be commenced prior to the Special Meeting and may commence concurrently with the Subscription Offering. The offer and sale of Conversion Stock prior to the Special Meeting shall, however, be conditioned upon approval of the Plan by the Voting Depositors.

          If feasible, any shares of Conversion Stock remaining after the Subscription and Community Offerings will be sold in a Syndicated Community Offering, or, alternatively, in a Public Offering, as determined by the Holding Company and the Savings Bank, and as provided in Section 12 of this Plan. The sale of all Conversion Stock subscribed for in the Subscription and Community Offerings will be consummated simultaneously on the date the sale of Conversion Stock in the Syndicated Community Offering or Public Offering is consummated and only if all unsubscribed for Conversion Stock is sold.

          The Savings Bank may elect to offer to pay fees on a per share basis to qualifying brokers, as determined by the Savings Bank in its sole discretion, who assist Persons in determining to purchase shares in the Subscription and Community Offerings.

6. NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK

          The total number of shares (or a range thereof) of Conversion Stock to be offered and issued for sale will be determined jointly by the Board of Trustees of the Savings Bank and Board of Directors of the Holding Company, if the holding company form of organization is utilized, immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Superintendent and FDIC, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares initially offered in the Subscription and Community Offering if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offering to reflect changes in market and financial conditions and the Actual Purchase Price in the aggregate is not more than 15% above the maximum of the Estimated Price Range.

          All shares sold in the Conversion will be sold at a uniform price per share referred to in this Plan as the Actual Purchase Price in accordance with the Conversion Regulations. The aggregate purchase price for all shares of Conversion Stock shall equal the estimated consolidated pro forma market value of the Holding Company as of the Effective Date. The estimated consolidated pro forma market value of the Savings Bank or the Holding Company, if utilized, will be determined for such purpose by the Independent Appraiser in accordance with the Conversion



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Regulations. Prior to the commencement of the Subscription and Community
Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the average of the minimum and maximum of such price range. The number of shares of Conversion Stock to be issued and the purchase price per share may be increased or decreased by the Savings Bank prior to the Effective Date. In the event that the aggregate purchase price of the Conversion Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Savings Bank shall establish, with the approval of the Superintendent and FDIC, if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Holding Company will not be deemed to be material so as to require a solicitation of subscriptions.

          Based upon the independent valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Holding Company, (if a holding company form of organization is utilized) and the Board of Trustees of the Savings Bank will fix the Maximum Subscription Price and the Subscription Price Range. If upon completion of the Subscription and Community Offerings all of the Conversion Stock is subscribed for, or if because of a limited number of unsubscribed shares or otherwise a Syndicated Community Offering or Public Offering cannot be effected, the Actual Purchase Price for each share of Conversion Stock will be jointly determined by the Savings Bank and Holding Company (if a holding company form of organization is utilized) as follows: (a) the estimated aggregate pro forma market value of the Savings Bank or the Holding Company, as the case may be, immediately after conversion as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, upon completion of the Subscription and Community Offerings or other sale of all of the Conversion Stock shall be divided by (b) the total number of shares of Conversion Stock to be issued and sold.

          If there is a Syndicated Community Offering or Public Offering of shares of Conversion Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Conversion Stock is sold in such Syndicated Community Offering or Public Offering shall be not greater than the maximum nor less than the minimum of the Subscription Price Range on a per share basis as the Savings Bank may determine subject to approval by the Superintendent and FDIC, if required. Upon consummation of the sale in the Syndicated Community Offering or Public Offering of the shares of Conversion Stock unsubscribed for in the Subscription and Community Offerings, the Syndicated Community Offering or Public Offering Price will become the Actual Purchase Price paid for all shares of Conversion Stock in the Subscription, Community and Syndicated Community or Public Offerings.

          Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Savings Bank and Holding Company, if utilized, and to the Superintendent and FDIC, if required, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company or the Savings Bank if no Holding Company is utilized. If such confirmation is not received, the Savings Bank may cancel the Subscription and Community Offerings and/or the Syndicated Community Offering, and/or the Public Offering, extend the Conversion, establish a new Subscription Price Range and/or Estimated Price Range, extend, reopen or hold new Subscription and Community Offerings and/or Syndicated Community Offering and/or Public Offering or take such other action as the Superintendent and FDIC may permit.


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          The per share difference, if any, between the Actual Purchase Price and the Maximum Subscription Price or amount submitted in the Syndicated Community Offering or Public Offering, together with interest at the rate paid by the Savings Bank on passbook accounts, will be refunded to all Persons who shall have paid the Maximum Subscription Price or amount submitted in the Syndicated Community Offering or the Public Offering for such shares, unless such difference is applied to the purchase of additional whole shares in accordance with the instructions of such Persons.

          The Conversion Stock to be issued in the Conversion shall be fully paid and nonassessable.

7. PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE SAVINGS BANK

          Upon the consummation of the sale of all of the Conversion Stock, and in the event that a holding company form of organization is utilized, the Holding Company will purchase from the Savings Bank all of the capital stock of the Savings Bank to be issued by the Savings Bank in the conversion in exchange for the Conversion proceeds that are not to be retained by the Holding Company.

          The Holding Company will retain 50% of the proceeds of the Conversion. Assuming the Holding Company is not eliminated, a lesser percentage may be acceptable in the judgment of the Board of Trustees. The Savings Bank believes that the Conversion proceeds will provide economic strength to the Holding Company and the Savings Bank for the future in a highly competitive and regulated environment and would facilitate the possible expansion through acquisitions of financial service organizations, possible diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Conversion Stock as permitted by the Superintendent. If during the conversion process the Board of Trustees of the Savings Bank determines not to complete the conversion utilizing a holding company form of organization, capital stock of the Savings Bank will be issued and sold in accordance with the Plan.

8. SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

          (i) Each Eligible Account Holder shall receive, without payment, as a first priority, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to the amount permitted to be subscribed for in the Community Offering, which amount, pursuant to Section 11, currently is $500,000 of the Conversion Stock, but which may be increased to 5.0% of the Conversion Stock offered or decreased to 0.10% of the Conversion Stock offered without the further approval of Voting Depositors or resolicitation of subscribers, subject to the maximum purchase limitation specified in Section 13(i) and the minimum purchase limitation in Section 13(iii).

          (ii) In the event that Eligible Account Holders exercise Subscription Rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each remaining Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied, provided, however, that no fractional shares shall be issued. If any shares remain after the above allocations, such shares shall then be allocated among those remaining Eligible Account Holders whose subscriptions remain unfilled, on the same principle until all available shares have been allocated or all subscriptions satisfied.

          (iii) Subscription rights as Eligible Account Holders received by Trustees and Officers and their Associates which are based on their increased deposits in the Savings Bank during the one year period preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

9. SUBSCRIPTION RIGHTS OF THE EMPLOYEE PLANS (SECOND PRIORITY)

          Each Tax Qualified Employee Stock Benefit Plan purchasing stock shall receive, as second priority after the filling of subscriptions of Eligible Account Holders, nontransferable subscription rights to purchase in the Subscription Offering the number of shares of Conversion Stock requested by any such plan, subject to the purchase limitations set forth in Section 13. If, after the filling of subscriptions of Eligible Account Holders, a sufficient number of shares of Conversion Stock is not available to fill the subscriptions by any such plan, the subscription by such plan shall be filled to the maximum extent possible.

          The Tax Qualified Employee Stock Benefit Plans shall not be deemed to be associates or affiliates of or Persons Acting in Concert with any Director, Trustee or Officer of the Holding Company or the Savings Bank.

10. SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD
    PRIORITY)

          (i) Each Supplemental Eligible Account Holder shall receive, as third priority, after the filling of subscriptions of the Eligible Account Holders and Employee Plans, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to the amount permitted to be subscribed for in the Community Offering which amount, pursuant to Section 11, currently is $500,000 of the Conversion Stock, but which may be increased to 5.0% of the Conversion Stock offered or decreased to less than 0.10% of the Conversion Stock offered without the further approval of Voting Depositors or resolicitation of subscribers, subject to the maximum purchase limitation specified in Section 13(i) and the minimum purchase limitation specified in Section 13(iii).

          (ii) In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each remaining Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unsatisfied provided, however, that no fractional shares shall be issued. If any shares remain after the above allocations, such shares shall then be allocated among those remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled on the same principle until all available shares have been allocated or all subscriptions satisfied.

          (iii) Subscription rights received by an Eligible Account Holder pursuant to Section 8 shall be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder pursuant to this Section 10.

11. COMMUNITY OFFERING (FOURTH PRIORITY)

          If less than the total number of shares of Conversion Stock to be subscribed for in the Conversion are sold in the Subscription Offering, it is expected that shares remaining unsubscribed for will be made available for purchase in the Community Offering as a fourth priority to certain members of the general public, which may subscribe together with any Associate or group of persons Acting in Concert for up to $500,000 of Conversion Stock subject to the maximum purchase limitation specified in Section 13(i) and the minimum purchase limitation specified in Section 13(iii); provided, however, that the amount permitted to be purchased in the Community Offering may be increased to 5% or decreased to 0.10% of the Conversion Stock offered without the further approval of depositors. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings banks securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In offering the unsubscribed for shares to the public in the Community Offering, the Holding Company and the Savings Bank may establish the relative preferences, priorities, purchase limitations and allocation of shares among persons, including Savings Bank investors, subscribing for shares. The Savings Bank may establish all other terms and conditions of such offer. The Savings Bank shall make distribution of the Conversion Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of Conversion Stock. The Savings Bank reserves the right to reject any or all orders, in whole or in part, which are received in the Community Offering.

          It is expected that the Community Offering will commence concurrently with the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended with the approval of the Superintendent and FDIC, if necessary.

12. SYNDICATED COMMUNITY OFFERING OR PUBLIC OFFERING

          If feasible, all shares of Conversion Stock not subscribed for in the Subscription and Community Offerings will be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Savings Bank, in a manner that will achieve the widest distribution of the Conversion Stock subject to the right of the Savings Bank to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person, together with any Associate or group of persons Acting in Concert, may purchase up to $500,000 of Conversion Stock subject to the maximum purchase limitation specified in Section 13(i) and the minimum purchase limitation specified in Section 13(iii); provided, however, that this amount may be increased to 5% or decreased to 0.10% of the Conversion Stock offered without the further approval of depositors. The shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 11 shall be counted toward meeting the maximum purchase limitation found in this Section and Section 13. Provided that the Subscription Offering has commenced, the Savings Bank may commence the Syndicated Community Offering at any time after the mailing to the depositors of the Proxy Statement to be used in connection with the Special Meeting, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Voting Depositors. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

          Alternatively, if a Syndicated Community Offering is not held, and the Savings Bank and the Holding Company determine to continue the Conversion, the Savings Bank shall have the right to sell any shares of Conversion Stock remaining following the Subscription and Community Offerings in a Public Offering. The provisions of Section 13 hereof shall not be applicable to sales to underwriters for purposes of such an offering, but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Savings Bank, which will in no event exceed an amount deemed to be acceptable by the Superintendent and FDIC, if necessary. The Holding Company and the underwriters shall use reasonable efforts to assure that the stock to be offered and sold in the Public Offering shall be offered and sold in a manner that, to the extent practicable, will achieve a reasonably wide distribution of such stock.

          If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any residue of shares of Conversion Stock not exceeding one percent of the aggregate shares issued is not sold in the Subscription and Community Offerings or in the Syndicated Community or Public Offering, other arrangements will be made for the disposition of unsubscribed for shares by the Savings Bank, if possible. Such other purchase arrangements will be subject to the approval of the Superintendent and FDIC, if necessary.

13. LIMITATION ON PURCHASES

          In addition to the maximum amount of Conversion Stock that may be subscribed for in Sections 8, 9, 10, 11, and 12, the following limitations shall apply to all purchases of shares of Conversion Stock:

          (i) The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the conversion by any Person or Participant, together with any Associate or group or persons Acting in Concert, shall not exceed 100,000, except for the Employee Plans which may subscribe for up to 10% of the Conversion Stock issued; provided, however, that Trustees, Directors and Officers of the Savings Bank and the Holding Company shall not be deemed to be associates or acting together or in concert solely as a result of their board membership or employment; and, provided further, that if the maximum purchase limitation set forth in this Section 13(i) is increased to more than 100,000 shares, orders for Conversion Stock in the Community
Offering, the Syndicated Community Offering or the Public Offering, if any, shall, as determined by the Savings Bank and the Holding Company, first be filled to a maximum of 100,000 shares and thereafter remaining shares shall be allocated on an equal number of shares per order basis until all orders have been filled.

          (ii) The maximum number of shares of Conversion Stock which may be purchased in all categories in the conversion by executive officers, Trustees and Directors of both the Savings Bank and the Holding Company in the aggregate shall not exceed 25% of the total number of shares of Conversion Stock issued.

          (iii) A minimum of 25 shares of Conversion Stock must be purchased by each Person purchasing shares in the Conversion to the extent those shares are available; provided, however, that in the event the minimum number of shares of Conversion Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

          If the number of shares of Conversion Stock otherwise allocable pursuant to Sections 8 through 12, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his or her Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

          Depending upon market or financial conditions, the Board of Trustees of the Savings Bank and the Board of Directors of the Holding Company, with the approval of the Superintendent and FDIC, if necessary, and without further approval of the depositors, may (i) decrease the maximum purchase limitation applicable to Persons to 0.10% of the Conversion Stock offered, provided, however, the maximum purchase limitation applicable to all Persons, together with Associates and Persons Acting in Concert, in the Subscription Offering may not be decreased below 100,000 shares of Conversion Stock; (ii) decrease the maximum purchase limitation applicable to Persons together with Associates and Persons Acting in Concert in the Community or Syndicated Community Offering or Public Offering to 0.10% of the Conversion Stock offered; or (iii) increase the purchase limitations in this Plan, provided that no Person, together with Associates and Persons Acting in Concert, may be permitted to acquire in excess of 5% of the Conversion Stock offered. If the Savings Bank or the Holding Company, as the case may be, increases the maximum purchase limitations, the Savings Bank or the Holding Company, as the case may be, is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Savings Bank or the Holding Company, as the case may be, resolicit certain other large subscribers. Requests to purchase additional shares of the Conversion Stock in the event that the purchase limitation is so increased will be determined by the Board of Trustees of the Savings Bank and the Board of Directors of the Holding Company in their sole discretion.

          Prior to the Effective Date of the Conversion, no Person shall offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any Subscription Rights or shares of Conversion Stock, except pursuant to this Plan of Conversion. Each Person purchasing Conversion Stock in the conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

          For a period of three years following the conversion, no Officer, Trustee or Director (or any person who was an Officer, Trustee or Director at any time after the date on which the Board of Trustees adopts this Plan) of the Savings Bank or the Holding Company or their Associates shall, without the prior written approval of the Superintendent, purchase or acquire direct or indirect beneficial ownership of any outstanding shares of common stock of the Savings Bank or the Holding Company, as the case may be, except from a broker-dealer registered with the SEC. This provision shall not apply to the exercise of any options pursuant to a stock option plan or purchases of common stock of the Savings Bank or the Holding Company, as the case may be, made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Savings Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer, Director or Trustee.

          The Savings Bank will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside. No Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country.

14. PAYMENT FOR CONVERSION STOCK

          All payments for Conversion Stock subscribed for in the Subscription, Community and Syndicated Community Offerings must be delivered in full to the Savings Bank, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Savings Bank; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Conversion, provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment from the Holding Company or from an unrelated financial institution to lend to the ESOP, at such time, the aggregated Maximum Subscription Price of the shares for which it subscribed.

          Notwithstanding the foregoing, the Savings Bank and the Holding Company, if utilized, shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering and to thereafter submit payment for the Conversion Stock for which they are subscribing in the Community Offering at any time prior to 48 hours before the completion of the Conversion, unless such 48 hour period is waived by the Savings Bank and the Holding Company in their sole discretion.

          Payment for Conversion Stock subscribed for shall be made either in cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the Savings Bank on the Order Form to make a withdrawal from the subscriber's Deposit Account at the Savings Bank in an amount equal to the purchase price of such shares. Funds for which a withdrawal is authorized will remain in the subscriber's Deposit Account but may not be used by the subscriber until the Conversion Stock has been sold or the 45-day period (or such longer period as may be approved by the Superintendent) following the Subscription and Community Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Such authorized withdrawal from a certificate account shall be without penalty as to premature withdrawal. Any remaining balance in a Deposit Account will earn interest after such withdrawal at the rate and manner applicable to such Deposit Account, provided, that if the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, without penalty, the remaining balance will earn interest at the same rate and manner as a comparable balance in a passbook account. If a certificate account or other time account matures prior to the date the Conversion is completed or terminated, funds placed under a hold in the account shall be transferred to a statement savings account that will earn interest at the regular passbook rate. Interest will be paid by the Savings Bank at not less than the passbook annual rate on payments for Conversion Stock received in cash or by check. Such interest will be paid from the date payment is received by the Savings Bank until consummation or termination of the conversion. If for any reason the conversion is not consummated, all payments made by subscribers in the Subscription, Community and Syndicated Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Savings Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the conversion, and therefore, will not do so.

15. MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

          As soon as practicable after the Prospectus prepared by the Holding Company and Savings Bank has been declared effective by the Superintendent, FDIC and the SEC, if the holding company form of organization is utilized, Prospectus and Order Forms will be distributed to the Employee Plans, all Eligible Account Holders and Supplemental Eligible Account Holders at their last known addresses appearing on the records of the Savings Bank for the purpose of subscribing to shares of Conversion Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering.

          Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, if utilized, the Savings Bank, the Conversion Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

          (i) A specified date by which all Order Forms must be received by the Savings Bank, which date with respect to Eligible Account Holders and Supplemental Eligible Account Holders shall be not less than five days following the Special Meeting, unless a shorter period of time is approved by the Superintendent and FDIC, if necessary, and which date will constitute the termination of the Subscription Offering.

          (ii) The Maximum Subscription Price per share for shares of Conversion Stock to be sold in the Subscription and Community Offerings;

          (iii) A description of the minimum and maximum number of shares of Conversion Stock which may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

          (iv) Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Conversion Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

          (v) An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

          (vi) Specifically designated blank spaces for dating and signing the Order Form;

          (vii) Indicate the consequences of failing to properly complete and return the Order Form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering within the subscription period such properly completed and executed Order Form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Savings Bank withdraw said amount from the subscriber's Deposit Account at the Savings Bank) to the Savings Bank; and

          (viii) A statement to the effect that the executed Order Form, once received by the Savings Bank, may not be modified or amended by the subscriber without the consent of the Savings Bank.

          Notwithstanding the above, the Savings Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

16. UNDELIVERED, DEFECTIVE OR LATE ORDER FORM: INSUFFICIENT PAYMENT

          In the event Order Forms (a) are not delivered and are returned to the Savings Bank by the United States Postal Service or the Savings Bank is unable to locate the addressee, (b) are not received back by the Savings Bank or are received by the Savings Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of Savings Bank investors in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the Conversion, unless waived by the Savings Bank, for the shares of Conversion Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the Eligible Account Holder or Supplemental Eligible Account Holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon; provided, however, that the Savings Bank may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Savings Bank may specify. The interpretation of the Savings Bank of terms and conditions of the Plan and of the Order Forms will be final, subject to the authority of the Superintendent and FDIC.

17. RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

          (i) All shares of Conversion Stock purchased or acquired (either directly or indirectly) by Trustees, Directors or officers (as such term is defined in Part 70 of the General Regulations of the New York Banking Board) of the Savings Bank or the Holding Company on original issue (or otherwise beneficially owned immediately after such original issuance) in the conversion shall be subject to the restriction that, except as provided in Section 17(ii), below, or as may be approved by the Superintendent, such shares shall not be sold for a period of one (l) year following the date of purchase.

          (ii) The restriction on disposition of shares of Conversion Stock set forth in Section 17(i) above shall not apply to the following:

                (a) Any exchange of such shares in connection with a merger or acquisition involving the Savings Bank or the Holding Company, as the case may be, which has been approved by the Superintendent; and

                (b) Any disposition of such shares following the death or judicial declaration of incompetency of such Trustee, Director or officer.

          (iii) With respect to all shares of Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

                (a) Each certificate representing shares restricted within the meaning of Section 17(i), above, shall bear a legend prominently stamped on its face giving notice of the restriction;

                (b) Appropriate instructions shall be issued to the stock transfer agent for the Savings Bank or the Holding Company, as the case may be, with respect to applicable restrictions on transfer of such restricted stock; and

                (c) Any shares of capital stock of the Savings Bank or the Holding Company, as the case may be, issued as a stock dividend, stock split, or otherwise with respect to any such restricted stock may not be sold until the restrictions respecting such originally restricted stock are terminated, and any certificate for such shares shall bear a legend advising of such restrictions.

18. VOTING RIGHTS OF STOCKHOLDERS

          Upon conversion, the holders of the capital stock of the Savings Bank shall have the exclusive voting rights with respect to the Savings Bank as specified in its Organization Certificate. The holders of the common stock of the Holding Company (if a holding company form of organization is utilized) shall have the exclusive voting rights with respect to the Holding Company.

19. ESTABLISHMENT OF LIQUIDATION ACCOUNT

          The Savings Bank shall establish at the time of conversion a liquidation account in an amount equal to its net worth (determined in accordance with generally accepted accounting principles) as set forth in the latest statement of financial condition contained in the proxy statement. The liquidation account will be maintained by the Savings Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Savings Bank in the event of a complete liquidation of the Savings Bank following the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to each Deposit Account balance at the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial liquidation account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with the Conversion Regulations.

          In the unlikely event of a complete liquidation of the Savings Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Savings Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured Savings Bank, in which the Savings Bank is not the surviving Savings Bank, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving Savings Bank.

          The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Savings Bank. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

          If, at the close of business on the last day of any period for which the Savings Bank or the Holding Company, as the case may be, has prepared audited financial statements subsequent to the effective date of conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Savings Bank or the Holding Company, as the case may be, has prepared audited financial statements subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, or (ii) the amount in such Deposit Account as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section and the Conversion Regulations, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Savings Bank subsequent to the Conversion and only out of funds available for such purpose after payment of all creditors.

          The Savings Bank shall not be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank, except that the Savings Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the liquidation account.

20. TRANSFER OF DEPOSIT ACCOUNTS AND CONTINUITY OF THE SAVINGS BANK

          Upon conversion, each Person having a Deposit Account at the Savings Bank at the time of conversion will continue to have a Deposit Account, without payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the conversion.

          After conversion, the Savings Bank shall cease to be a mutual institution and shall simultaneously become a stock institution and shall succeed to all the rights, powers, franchises, debts, liabilities, interests, duties and obligations of the Savings Bank before conversion, including but not limited to all rights and interests of the Savings Bank in and to its assets and properties, whether real, personal or mixed. All of the insured deposits of the Savings Bank will continue to be insured by the FDIC to the extent provided by applicable law, and the Savings Bank shall continue to be a member of the Federal Home Loan Bank System.

21. RESTRICTIONS ON ACQUISITION OF THE SAVINGS BANK AND HOLDING COMPANY

          (i) In accordance with Conversion Regulations, except with the prior approval of the Superintendent, no Person or group of Persons Acting in Concert, other than the Holding Company (if a holding company form of organization is utilized), for a period of one year following the Effective Date of the Conversion, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Savings Bank.

          (ii) (a) The Restated Organization Certificate of the converted Savings Bank contains a provision stipulating that no Person or group of Persons Acting in Concert, except the Holding Company (if a holding company form of organization is utilized), for a period of three years following the Effective Date of the Conversion shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Savings Bank, without the prior written approval of the Superintendent. In addition, such Restated Organization Certificate will also provide that for a period of three years following the Conversion, shares beneficially owned in violation of the above-described provision shall not be entitled to vote and shall



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not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the Savings Bank Organization Certificate may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of directors.

                (b) The Certificate of Incorporation of the Holding Company, if a holding company form of organization is utilized, will contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Holding Company's common stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and Bylaws of the Holding Company contain provisions which provide for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

          (iii) For the purposes of this Section 21:

                (a) The term "person" includes an individual, a group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured Savings Bank;

                (b) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

                (c) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

                (d) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C. Section 78c(a)(10).

22. PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

          The Savings Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below the amount required for the Liquidation Account. Otherwise, the Savings Bank may declare dividends or make capital distributions in accordance with applicable law and regulations.

23. AMENDMENT OF PLAN

          If deemed necessary or desirable, the Plan may be substantively amended at any time prior to solicitation of proxies from Voting Depositors to vote on the Plan by the Savings Bank's Board of Trustees, and at any time thereafter by such vote of such Board of Trustees with the concurrence of the Superintendent and FDIC. Amendment of the Plan may be necessary as a result of comments from the Superintendent and FDIC. Any amendment to the Plan made after approval by the Voting Depositors with the approval of the Superintendent and FDIC shall not necessitate further approval by the Voting Depositors unless otherwise required by the Superintendent and FDIC. The Plan may be terminated by majority vote of the Savings Bank's Board of Trustees at any time prior to the Special Meeting to vote on this Plan, and at any time thereafter with the concurrence of the Superintendent and FDIC.



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

          By adoption of the Plan, the Voting Depositors of the Savings Bank authorize the Board of Trustees to amend or terminate the Plan under the circumstances set forth in this Section.

24. ORGANIZATION CERTIFICATE AND BYLAWS

          The Savings Bank shall take all appropriate steps to amend and restate its Organization Certificate to read in the form of an Organization Certificate for a New York stock savings bank as specified in the Banking Law and the regulations of the New York Banking Board and approved by the Board of Trustees of the Savings Bank. By their approval of the Plan, the Voting Depositors of the Savings Bank will thereby approve and adopt such Restated Organization Certificate. The Savings Bank shall also take all appropriate steps to adopt Bylaws legally sufficient for a New York stock savings bank. The name of the converted Savings Bank shall be The Troy Savings Bank.

25. CONSUMMATION OF CONVERSION

          The conversion of the Savings Bank shall be deemed to take place and be effective upon the filing of the Restated Organization Certificate by the Superintendent.

26. REGISTRATION AND MARKETING

          Within the time period required by applicable laws and regulations, the Savings Bank or the Holding Company, as the case may be, will register the securities issued in connection with the conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Savings Bank or any holding company of the Savings Bank. In addition, the Savings Bank/Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the Nasdaq Stock Market.

27. RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

          The Savings Bank will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside. No Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country.

28. ESTABLISHMENT AND FUNDING OF THE TROY SAVINGS BANK COMMUNITY FOUNDATION

          As part of the Conversion, the Savings Bank is establishing The Troy Savings Bank Community Foundation, and intends that the Holding Company donate to it from authorized, but unissued, shares of common stock of the Holding Company an amount up to 8% of the number of shares of common stock sold in the Conversion. The funding of The Troy Savings Bank Community Foundation with common stock of the Holding Company enables the community to share in the growth and profitability of the Holding Company and the Savings Bank over the long-term.

          The Troy Savings Bank Community Foundation will be dedicated to the promotion of charitable purposes. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, The Troy Savings Bank Community Foundation may sell the common stock contributed to it by the Holding Company.



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

          The initial board of directors of The Troy Savings Bank Community Foundation will be comprised of individuals who are Officers and/or Trustees (Directors) of the Savings Bank. The board of directors of The Troy Savings Bank Community Foundation will be responsible for establishing the polices of The Troy Savings Bank Community Foundation with respect to grants or donations, consistent with the stated purposes of The Troy Savings Bank Community Foundation.

          The establishment and funding of The Troy Savings Bank Community Foundation as part of the Conversion is subject to the approval of the Superintendent and, if applicable, the FDIC.

29. EXPENSES OF CONVERSION

          The Savings Bank shall use its best efforts to assure that expenses incurred by it in connection with the conversion shall be reasonable.

30. CONDITIONS TO CONVERSION

          The conversion of the Savings Bank pursuant to this Plan is expressly conditioned upon the following:

          (a) Prior receipt by the Savings Bank of either rulings of the United States Internal Revenue Service and the New York State taxing authorities, or opinions of counsel or independent auditors, substantially to the effect that the conversion will not result in any adverse federal or state tax consequences to Eligible Account Holders or to the Savings Bank and the Holding Company before or after the conversion;

          (b) The sale of all of the Conversion Stock offered in the conversion; and

          (c) The completion of the conversion within the time period specified in Section 3 of this Plan.

31. INTERPRETATION

          All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Savings Bank shall be final, subject to the authority of the Superintendent and FDIC. The Savings Bank and the Holding Company shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate, or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Plan, and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the Savings Bank, of such Person's eligibility to subscribe for or purchase shares of the Conversion Stock under the terms of this Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit, or revoke acceptance of any subscription or order and to delay, terminate, or refuse to consummate any sale of Conversion Stock that they believe might violate, or is designed to or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions, and representations. Any such action shall be final, conclusive, and binding on all Persons.

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